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                                                            Exhibit 10.3

                                  AMENDMENT 2

                                       TO

      OEM SOFTWARE LICENSING AND DISTRIBUTION AGREEMENT NO. OES-NOVA96001

                                    BETWEEN

                 AMDAHL CORPORATION AND NOVADIGM, INCORPORATED

This Amendment 2 ("Amendment 2") is hereby made a part of and incorporates the terms of the OEM Software Licensing and Distribution Agreement No. OES-NOVA66001 between Amdahl and Novadigm ("Agreement") as of March 31, 1997 ("Effective Date").

1.  In Section 2.9.2:

        Before the final punctuation, insert the following punctuation and words, "or (4) there is a Change in Control ("Change in Control" shall be deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of Novadigm in which Novadigm is not the continuing or surviving corporation, or pursuant to which shares of Novadigm's common stock would be converted into cash, securities or other property, other than a merger of Novadigm in which the holders of Novadigm's common stock immediately prior to the Merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Novadigm, or (ii) the stockholders of Novadigm shall approve any plan or proposal for the liquidation or dissolution of Novadigm) of Novadigm and, if after a Change in Control of Novadigm, the entity which then controls the Licensed Programs falls to provide at least the same level and quality of support for the Licensed Programs as defined in paragraphs 2.4, 2.5, 2.6, 2.7 and 2.8 of the Agreement before the Change in Control of Novadigm."

2.  Insert new Section 13.9:

        "In the event there is a Change in Control of Novadigm and only if Amdahl notifies Novadigm no less than thirty (30) days in advance of the Change in Control of Novadigm of Amdahl's intent to terminate the Agreement as a result of the Change in Control of Novadigm, then Amdahl shall, at its sole option, have the right to recover any and all Prepaid Royalty credits outstanding as of the date of the Change in Control of Novadigm so long as the Prepaid Royalty credits being recovered were outstanding as of March 31, 1997."

3. In Attachment IV, Section 1.2 delete the first sentence and insert the following:

        "As of the Effective Date of Amendment 2, Amdahl exercises its option to renew for Year 3 of the Agreement by agreeing to pay Novadigm two million dollars ($2,000,000) in Licensed Program royalty revenues in the form of Prepaid Royalties in accordance with the Royalty Payment Dates Identified in Attachment IV, Section 1.5."

4. In Attachment IV, Section 1.5 change the Amount in Year 3 to "$2 Million" and delete everything in Section 1.5 thereafter.
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5.  In Attachment IV insert a new Section 1.6 as follows:

        "Effective April 1, 1997, any balance of Prepaid Royalty credits outstanding as of April 1, 1997 will be debited by royalties due on future sublicenses for Licensed Programs by multiplying by [*]
        [*] the dollar amount of any royalties due Novadigm which would, under the Agreement or any existing Amendments to the Agreement, be used to calculate a debit to Prepaid Royalty credits. The remaining [*]
        [*] of such royalties will be paid to Novadigm outside of the Prepaid Royalty credits and in accordance with the terms of the Agreement."

6.  In Attachment IV insert a new Section 1.7 as follows:

        "On March 31, 1998, the Year 4 Accrual Date, if Amdahl has not provided Novadigm a total of at least two million dollars ($2,000,000) of royalties (calculated by adding (i) all royalties paid to Novadigm for sublicenses executed within the twelve (12) month period ending March 31, 1998 except for those royalties for sublicenses executed during the same twelve month period used to debit the Prepaid Royalty credits and
        (ii) new additions to Prepaid Royalty credits) for the twelve month period ending March 31, 1998, then Novadigm shall have the right to terminate the Agreement.

        On March 31, 1999, the Year 5 Accrual Date, if Amdahl has not provided Novadigm a total of at least three million dollars ($3,000,000) of royalties (calculated by adding (i) all royalties paid to Novadigm for sublicenses executed within the twelve (12) month period ending March 31, 1999 except for those royalties for sublicenses executed during the same twelve month period used to debit the Prepaid Royalty credits and
        (ii) new additions to Prepaid Royalty credits) for the twelve month period ending March 31, 1999, then Novadigm shall have the right to terminate the Agreement.

        On March 31, 2000, the Year 6 Accrual Date, if Amdahl has not provided Novadigm a total of at least three million dollars ($3,000,000) of royalties (calculated by adding (i) all royalties paid to Novadigm for sublicenses executed within the twelve (12) month period ending March 31, 2000 except for those royalties for sublicenses executed during the same twelve month period used to debit the Prepaid Royalty credits and
        (ii) new additions to Prepaid Royalty credits) for the twelve month period ending March 31, 2000, then Novadigm shall have the right to terminate the Agreement."

7.  Add to the end of Section 5.2.2:

        "For any Prepaid Royalty credits which remain unused at the end of the included Level 3 support period after April 1, 1997, Amdahl will pay to Novadigm an annual maintenance fee equal to 3.75% of the remaining Prepaid Royalty credits, for which such Level 3 Support has expired."

8.  Add to Attachment I:

        "5) Novadigm hereby grants to Amdahl, while the Agreement is in effect, a limited, nontransferable right to license, reproduce and sublicense solely to Sublicensees in the Customer Territory for Stand-alone EDM as defined in Attachment VII of the Agreement and grant the right to Amdahl's Distributors to reproduce and sublicense solely to Sublicensees in the Customer Territory for Stand-alone EDM as defined in


[*] CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED
    SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
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                Attachment VII of the Agreement, for installation and use by such Sublicensees, Novadigm's "EDM for the Internet" if and when it is Generally Available to Novadigm's Direct Sales Channel."

9. In Attachment IV, Section 3, after "Integrated Solutions Royalty Rate [*]" insert:

                " "EDM for the Internet" Royalty Rate [*]"

Amdahl acknowledges that Novadigm's "EDM for the Internet" is not currently available, and agrees that the availability of such will not affect Amdahl's payment obligation of $2,000,000 in Paragraphs 3 and 4 of this Amendment 2.

10. In Attachment I, delete 2 (a) and replace in its entirety with new 2(a):

                "Amdahl will have the right to sublicense all EDM Applications and Adapters for all Licensed Programs for which Amdahl has sublicensing rights, if and when made Generally Available to Novadigm's Direct Sales Channels and subject to Section 5.2.1."

11.     In Amendment I to the Agreement, delete 7(a) in its entirety.

All other terms and conditions of the Agreement remain in effect.

For Amdahl Corporation                     For Novadigm Inc.
Accepted and agreed to by:                 Accepted and agreed to by:


/s/ MICHAEL CARABETTA                      /s/  ROBERT ANDERSON
-----------------------------------        -----------------------------------
Name:  Michael Carabetta                   Name:  Robert Anderson

Title: Vice President and General               Title: Executive Vice
       Manager                                         President & COO
       A + Software Group

Date:  3/31/97                             Date:  3/31/97


[*] CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.